As filed with the Securities and Exchange Commission on November 20, 2023

Registration No. 333-270868

Registration No. 333-263241

Registration No. 333-253742

Registration No. 333-237265

Registration No. 333-230133

Registration No. 333-224942

Registration No. 333-221566

Registration No. 333-213090

Registration No. 333-192215

Registration No. 333-176934

Registration No. 333-139196

Registration No. 333-48352

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION No. 333-270868

FORM S-8 REGISTRATION No. 333-263241

FORM S-8 REGISTRATION No. 333-253742

FORM S-8 REGISTRATION No. 333-237265

FORM S-8 REGISTRATION No. 333-230133

FORM S-8 REGISTRATION No. 333-224942

FORM S-8 REGISTRATION No. 333-221566

FORM S-8 REGISTRATION No. 333-213090

FORM S-8 REGISTRATION No. 333-192215

FORM S-8 REGISTRATION No. 333-176934

FORM S-8 REGISTRATION No. 333-139196

FORM S-8 REGISTRATION No. 333-48352

Under

THE SECURITIES ACT OF 1933

ACER THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	32-0426967 (I.R.S. Employer Identification No.)

One Gateway Center, Suite 356 300 Washington Street, Newton, MA (Address of principal executive offices)	02458 (Zip Code)

Acer Therapeutics Inc. 2018 Stock Incentive Plan

Acer Therapeutics Inc. Amended and Restated 2010 Stock Incentive Plan

Acer Therapeutics Inc. 2013 Stock Incentive Plan, as amended

Amended and Restated 2010 Stock Incentive Plan

2010 Stock Incentive Plan

2004 Compensatory Stock Option Plan

June 2004 Compensatory Stock Option Plan

Thomas C. Pritchard Consulting Agreement

(Full title of the plans)

R. LaDuane Clifton, MBA, CPA

Chief Financial Officer, Secretary and Treasurer

c/o Zevra Therapeutics, Inc.

1180 Celebration Boulevard, Suite 103

Celebration, FL 34747

(Name and address of agent for service)

(321) 939-3416

(Telephone number, including area code, of agent for service)

Copy to:

Stephanie M. Hosler, Esq.

Robert J. Endicott, Esq.

Bryan Cave Leighton Paisner LLP

One Metropolitan Square

211 N. Broadway, Suite 3600

St. Louis, Missouri 63102

(314) 259-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF UNSOLD SECURITIES

Pursuant to an Agreement and Plan of Merger, dated as of August 30, 2023 (the “Merger Agreement”), by and among Zevra Therapeutics, Inc., a Delaware corporation (“Zevra”), Aspen Z Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Zevra (“Merger Sub”), and Acer Therapeutics Inc. (the “Registrant”), on November 17, 2023, the Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as an indirect wholly-owned subsidiary of Zevra (the “Merger”). As a result of the Merger, the Registrant’s equity securities ceased to be publicly traded.

The Registrant previously registered shares of the Registrant’s common stock, $0.0001 par value per share (“Common Stock”), issuable or issued under certain employee benefit and equity plans and agreements under the below referenced Registration Statements on Form S-8 (the “Registration Statements”). As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of Common Stock pursuant to the below referenced Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all Common Stock that remains unsold as of the date hereof registered pursuant to the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

Registration No.	Date Filed With the SEC	Name of Equity Plan	Number of Shares of Common Stock Originally Registered
333-270868	03/27/2023	Acer Therapeutics Inc. 2018 Stock Incentive Plan	784,971
333-263241	03/03/2022	Acer Therapeutics Inc. 2018 Stock Incentive Plan	772,410
333-253742	03/01/2021	Acer Therapeutics Inc. 2018 Stock Incentive Plan	529,325
333-237265	03/18/2020	Acer Therapeutics Inc. 2018 Stock Incentive Plan	403,807
333-230133	03/07/2019	Acer Therapeutics Inc. 2018 Stock Incentive Plan	403,495
333-224942	05/15/2018	Acer Therapeutics Inc. 2018 Stock Incentive Plan	500,000
333-224942	05/15/2018	Acer Therapeutics Inc. Amended and Restated 2010 Stock Incentive Plan	170
333-221566	11/14/2017	Acer Therapeutics Inc. Amended and Restated 2010 Stock Incentive Plan	470,000
333-221566	11/14/2017	Acer Therapeutics Inc. 2013 Stock Incentive Plan, as amended	165,000
333-213090	08/11/2016	Amended and Restated 2010 Stock Incentive Plan	650,000
333-192215	11/08/2013	Amended and Restated 2010 Stock Incentive Plan	3,000,000
333-176934	09/21/2011	2010 Stock Incentive Plan	3,085,808
333-176934	09/21/2011	2004 Compensatory Stock Option Plan	514,192
333-139196	12/08/2006	June 2004 Compensatory Stock Option Plan	1,200,000
333-48352	10/20/2000	Thomas C. Pritchard Consulting Agreement	100,000

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No.1 to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Celebration, state of Florida, on November 20, 2023.

ACER THERAPEUTICS INC.

By	/s/ R. LaDuane Clifton
R. LaDuane Clifton
Chief Financial Officer, Secretary and Treasurer

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933.